CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated January 23, 2018, relating to the financial statements and financial highlights, which appear in ClearBridge Energy MLP Opportunity Fund Inc. and ClearBridge American Energy MLP Fund Inc.’s Annual Reports on Form N-CSR for the year ended November 30, 2017. We also consent to the references to us under the headings “Financial Highlights”, “Service Providers” and “Fees Paid to Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

July 12, 2018